Exhibit 99.1

IMMEDIATE RELEASE

Spartan Motors Reports Earnings Growth in Third Quarter 2014 – EPS of $0.09

All Segments Report Operating Profit

CHARLOTTE, Mich., October 30, 2014 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) announced net income of $3.2 million, or $0.09 per share, in the quarter ended September 30, 2014. In the third quarter of 2013, Spartan reported net income of $0.6 million, or $0.02 per share. For the first nine months of 2014, Spartan reported net income of $1.3 million, or $0.04 per share, compared to a loss of $3.0 million, or ($0.09) per share.

“Spartan’s continuing focus on operational improvement and executing our DRIVE strategy resulted in solid performance in the third quarter. All three segments were profitable and reported higher operating income compared to the third quarter of 2013,” stated John Sztykiel, Spartan’s Chief Executive Officer.

Third Quarter 2014 Overview

For the third quarter of 2014 compared to the third quarter of 2013, Spartan reported:

●	Net sales of $144.2 million, up 14.4% from $126.1 million

●	Gross margin of 14.0% of sales versus 12.8%

●	Operating income of $4.3 million versus $1.8 million

o	Delivery & Service (DSV) operating profit of $1.8 million versus operating profit of $1.3 million
o	Emergency Response (ER) operating profit of $1.7 million versus operating profit of $0.7 million
o	Specialty Chassis & Vehicles (SCV) operating profit of $2.9 million compared to operating profit of $1.6 million

●	Cash balance of $28.5 million at September 30, 2014, compared to $30.7 million at December 31, 2013

●	New order intake totaled $130.5 million compared to $121.0 million, up 7.9%

●	Order backlog decreased to $233.4 million at September 30, 2014, from $242.7 million at December 31, 2013

●	Repurchased $1 million of Spartan common stock during the third quarter 2014

Sztykiel continued his remarks, stating, “The Charlotte campus was a major contributor with most of the Peru fire truck order being produced and shipped during the third quarter, helping to return the ER segment to profitability. The SCV segment was also a strong performer during the third quarter, reporting higher revenue and operating profit, while DSV’s greater operating efficiency and favorable product mix resulted in higher operating profit despite a small decline in revenue.”

Third Quarter 2014 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	Third Quarter
	2014	2013	% Change
Delivery and Service Vehicles Revenue
Vehicles	$44,739	$49,453	-9.5%
Aftermarket & Service	7,730	5,476	41.2%
Total revenue	$52,469	$54,929	-4.5%
Operating income	$1,845	$1,276	44.6%

●

Vehicle sales declined by $4.7 million from the prior year to $44.7 million due to lower unit shipments, partially offset by a more favorable product mix and pricing on the Reach. Units shipped during the third quarter of 2014 totaled 2,213 versus 2,451 a year ago.

●

Aftermarket parts and field service solutions revenue increased 41.2% to $7.7 million in the third quarter of 2014. Revenue increased on generally higher sales of aftermarket parts and services, combined with a contribution of $0.9 million from the Saltillo, Mexico up-fit facility.

●	Operating profit for the third quarter of 2014 was $1.8 million versus $1.3 million. Greater profitability for the quarter was due to a more favorable product mix and Reach pricing.

●

During the third quarter, DSV received an order from a new customer for 665 walk-in vans to be produced in 2015. Backlog at September 30, 2014, totaled $54.8 million, compared to $73.1 million at December 31, 2013, which included $24.6 million in Reach orders.

Emergency Response (ER)

(In thousands)	Third Quarter
	2014	2013	% Change
Emergency Response Revenue
Total revenue	$60,656	$42,902	41.4%
Operating income	$1,658	$726	128.4%

●

ER revenue totaled $60.7 million in the third quarter, an increase of 41.4% from the prior-year period. Revenue growth was due to an increase in units shipped – 216 versus 156. The third quarter of 2014 included the shipment of 46 fire trucks to Peru. Through September 30, 2014, Spartan ER has delivered 56 of the 70-truck Peru order, with the remaining 14 trucks scheduled to ship early in the fourth quarter of this year.

●

The ER segment posted operating income of $1.7 million in the third quarter of 2014 compared to operating income of $0.7 million. The increase in operating income was primarily due to higher volume, including the shipment of 46 trucks for Peru, plus a positive contribution from lower labor and overhead as a percentage of sales. Operating income for the third quarter of 2014 included restructuring expenses of $0.3 million to upgrade processes in the ER business.

●	Backlog at September 30, 2014 was $156.0 million compared to $156.5 million at December 31, 2013.

Sztykiel commented on the ER segment, “Third quarter results in the ER segment demonstrate the ability of the Charlotte campus to deliver an outstanding product with a high level of quality and superior profitability. Charlotte’s performance during the quarter is confirmation of our decision to increase fire truck production at this facility as we improve the operating performance of our ER business.

“Operating performance at Brandon continued to improve during the quarter. As we devote more resources and invest in our Brandon and Ephrata facilities, we expect to make further progress toward upgrading our operational capabilities in the fourth quarter and 2015. We are moving the ER business in the right direction and expect to realize better operating results going forward as we execute DRIVE.”

Specialty Chassis & Vehicles (SCV)

(In thousands)	Third Quarter
	2014	2013	% Change
Specialty Chassis & Vehicles Revenue
Motorhome & Bus	$23,370	$21,126	10.6%
Parts and Accessories	5,208	5,348	-2.6%
Other Specialty Vehicle	2,536	1,769	43.4%
Total revenue	$31,114	$28,243	10.2%
Operating income	$2,930	$1,613	81.6%

●

SCV segment revenue increased 10.2% to $31.1 million from $28.2 million due to sales growth in the motorhome and bus chassis and Isuzu contract manufacturing operations. Motorhome chassis revenue increased to $23.4 million from $21.1 million as a more favorable product mix of higher-content chassis more than offset a slight reduction in units produced – 218 versus 225 chassis. In addition to higher motorhome and bus chassis revenue, customer orders for motorhome chassis increased during the third quarter of 2014, indicating RV manufacturers have reduced their finished goods inventories. Other Specialty Vehicle revenues increased 43.4% to $2.5 million due to higher Isuzu contract manufacturing activity.

●

Operating income increased to $2.9 million from $1.6 million, up 81.6% in the third quarter of 2014. Growth in operating income resulted from higher revenue, a more favorable mix in motorhome and bus chassis operations, and higher production of Isuzu trucks.

●	Backlog at September 30, 2014 totaled $22.6 million versus $13.0 million at December 31, 2013.

Financial Summary and Outlook

“Spartan’s third quarter performance reflected the impact of successfully executing our DRIVE strategy and favorable order timing. All three of our segments were profitable for the quarter and posted positive operating profit comparisons to the third quarter of 2013. Notably, the DSV segment reported higher operating profit on lower revenue due to some favorable mix but also due to the investment we made in the Bristol facility in 2013, and efforts to enhance operational efficiency,” stated Lori Wade, Spartan’s Chief Financial Officer. “In the third quarter of 2014, Spartan’s gross margin reached 14.0% compared to 12.8% a year ago. Operating income in the third quarter totaled $4.3 million, or 3.0% of sales, including restructuring expenses of $0.3 million. This performance compared favorably with the third quarter of 2013 when Spartan posted operating income of $1.8 million, or 1.4% of sales.

“Cash at September 30, 2014 was $28.5 million, compared to $29.7 million at June 30. During the third quarter, we repurchased another $1 million of Spartan stock. Inventory declined by $10.7 million as we completed and shipped a total of 46 fire trucks being built for Peru. Accounts receivable increased a similar amount as these trucks were shipped and invoiced during the quarter. We completed and shipped the remaining 14 units for Peru in October and expect to collect the remaining receivables during the fourth quarter, resulting in a higher cash balance at the end of 2014.”

Wade continued her remarks, stating, “We continue to project 2014 revenue of $500 – $520 million. Revenue in the fourth quarter is likely to be below fourth quarter 2013 levels due to seasonal volatility that affected order timing and the lack of Reach™ production for the remainder of this year. As we stated in our most recent press release, we anticipate a pre-tax charge of approximately $2.4 million in the fourth quarter, related to the closure of the Ocala facility and upgrading processes at the Brandon and Ephrata locations. Including the impact of the charge and lower revenue, we expect to report an operating loss of approximately $2.4 million in the fourth quarter of 2014.

"Looking forward to 2015, we expect revenue growth in the mid-single digits and to make additional progress in our operational improvement initiatives. We expect to invest approximately $5 million in the ER segment, with most of that spending occurring in 2015. For the year, we expect 2015 to result in higher revenue and operating income, including the impact of incremental spending and investment in the ER segment. We expect to provide more details when we report fourth quarter 2014 results.”

Summary

Sztykiel commented, “Spartan reported solid results for the third quarter as we executed our DRIVE strategy. All three business segments were profitable and posted higher operating income versus the prior year. In 2014, Spartan’s performance has improved sequentially each quarter. However, one of our remaining challenges is to overcome the seasonality of our business, especially the first and fourth quarters of each year. We are making progress on this front, but seasonality will remain a challenge for Spartan for the foreseeable future.

“To close, we had a solid third quarter and ended with a strong balance sheet. We repurchased another $1 million of common stock in the quarter and just announced a $0.05 per share dividend to be paid in the fourth quarter. Alignment and execution around DRIVE is delivering results and moving us forward with confidence as we approach 2015.”

D.R.I.V.E. is Spartan’s operating strategy based on five tenets:

●	Diversified Growth
●	Redefining Technology and Innovation
●	Integrated Operational Excellence
●	Vibrant Culture
●	Excited Consumers/Brand Loyalists

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana and Florida. Spartan reported sales of $470 million in 2013 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$28,479	$30,707
Accounts receivable, less allowance of $193 and $769	59,432	47,560
Inventories	73,702	81,419
Deferred income tax assets	6,824	6,736
Income taxes receivable	1,973	1,641
Assets held for sale	-	373
Other current assets	2,073	2,291
Total current assets	172,483	170,727

Property, plant and equipment, net	51,070	54,278
Goodwill	15,961	15,961
Intangible assets, net	9,242	10,094
Other assets	2,127	2,222
TOTAL ASSETS	$250,883	$253,282

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$29,216	$30,525
Accrued warranty	9,488	7,579
Accrued customer rebates	3,402	2,190
Accrued compensation and related taxes	8,676	6,440
Deposits from customers	13,212	18,006
Other current liabilities and accrued expenses	5,959	5,333
Current portion of long-term debt	59	79
Total current liabilities	70,012	70,152

Other non-current liabilities	2,232	3,109
Long-term debt, less current portion	5,217	5,261
Deferred income tax liabilities	3,209	3,209

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,097 and 34,210 outstanding	341	342
Additional paid in capital	75,334	75,075
Retained earnings	94,562	96,132
Total Spartan Motors, Inc. shareholders' equity	170,237	171,549
Non-controlling interest	(24)	2
Total shareholders' equity	170,213	171,551
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$250,883	$253,282

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Sales	$144,239	$126,074	$387,993	$343,084
Cost of products sold	124,077	109,943	340,423	304,981
Gross profit	20,162	16,131	47,570	38,103

Operating expenses:
Research and development	2,957	2,726	8,556	8,424
Selling, general and administrative	12,663	11,593	37,983	33,628
Restructuring	275	-	275	-
Total operating expenses	15,895	14,319	46,814	42,052

Operating income (loss)	4,267	1,812	756	(3,949)

Other income (expense):
Interest expense	(80)	(79)	(265)	(235)
Interest and other income	13	173	252	433
Total other income (expense)	(67)	94	(13)	198

Income (loss) before taxes	4,200	1,906	743	(3,751)

Taxes	1,009	1,343	(537)	(750)

Net income (loss)	3,191	563	1,280	(3,001)

Less: net loss attributable to non-controlling interest	(8)	-	(26)	-

Net income (loss) attributable to Spartan Motors Inc.	$3,199	$563	$1,306	$(3,001)

Basic net earnings (loss) per share	$0.09	$0.02	$0.04	$(0.09)

Diluted net earnings (loss) per share	$0.09	$0.02	$0.04	$(0.09)

Basic weighted average common shares outstanding	34,246	34,133	34,303	33,502

Diluted weighted average common shares outstanding	34,249	34,182	34,309	33,502

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended September 30, 2014 (amounts in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Vehicles Sales	$60,656	$-	$-	$-	$60,656
Delivery & Service Vehicles Sales	-	44,739	-	-	44,739
Motorhome Chassis Sales	-	-	23,370	-	23,370
Other Specialty Vehicles	-	-	2,536	-	2,536
Aftermarket Parts and Assemblies	-	7,730	5,208	-	12,938

Total Sales	$60,656	$52,469	$31,114	$-	$144,239

Depreciation and Amortization Expense	$282	$1,121	$94	$609	$2,106
Operating Income (Loss)	$1,658	$1,845	$2,930	$(2,166)	$4,267
Segment Assets	$86,856	$69,806	$22,982	$71,239	$250,883

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	Sept 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Emergency Response Vehicles *	$155,968	$165,144	$176,350	$156,489	$119,693

Delivery & Service Vehicles *	54,789	62,994	83,356	73,148	87,492

Motorhome Chassis *	20,972	15,761	12,866	11,370	22,104
Other Vehicles*	-	-	-	-	-
Aftermarket Parts and Assemblies	1,676	2,803	1,438	1,654	2,635
Total Specialty Vehicles Backlog	22,648	18,564	14,304	13,024	24,739

Total Backlog	$233,405	$246,702	$274,010	$242,661	$231,924

* Anticipated time to fill backlog orders at September 30, 2014; 7 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 3 months or less for delivery and service vehicles. Backlog at September 30, 2014 includes the bodies, but not the chassis, for a fleet order for 665 walk-in vans that we received in late September. We have not yet determined whether we will recognize the sale price of these chassis as revenue. If so determined, the chassis for these walk-in vans would add approximately $13.6 million to our backlog at September 30, 2014.